Rodman & Renshaw Capital Group Announces

Results of Annual Stockholders Meeting

Company regains full compliance with NASDAQ Marketplace Rule 5620(a)(b)

NEW YORK, NY – February 8, 2010 - Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) Rodman & Renshaw today announced today the results of its 2009 annual stockholders meeting held on February 5, 2010 at the Company’s headquarters in New York.

With approximately 88% of Rodman & Renshaw stockholders casting their votes, the Company is pleased to announce that the stockholders approved all proposals presented for voting, including:

  The re-election of each incumbent director to serve until the next annual meeting of the company’s stockholders or until their respective successors have been duly elected and qualified; and

  The ratification of KPMG LLP as the Company’s independent auditors for the 2009 fiscal year.

Rodman & Renshaw received notification today from the Nasdaq staff that it has now regained compliance with NASDAQ Marketplace Rule 5620 (a) and (b). As previously announced, on January 6, 2010 the Company received a NASDAQ staff deficiency letter indicating that it failed to comply with the requirement to solicit proxies and hold an annual meeting of stockholders prior to December 31, 2009 as required by the NASDAQ continued listing standard set forth in NASDAQ Marketplace Rule 5620(a) and (b).

About Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw Capital Group, Inc. is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC.

Rodman & Renshaw, LLC is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. The company also provides research and sales and trading services to institutional investors. Rodman is the leader in the PIPE (private investment in public equity) and RD (registered direct offering) transaction markets. Rodman has been ranked the #1 Placement Agent by Sagient Research Systems in terms of the deal volume of PIPE and RD financing transactions completed every year since 2005. For more information visit Rodman & Renshaw on the Internet at www.rodm.com.

MEMBER FINRA, SIPC

Contact Information

Rodman & Renshaw Investor Relations
Grayling
Mr. Christopher Chu
Phone: 1-646-284-9400 (ext. 426)
Email: Rodman@us.grayling.com